                                               Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-38931

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Cover page background: green and blue]


                 SUBJECT TO COMPLETION, DATED JANUARY 25, 2001



ELKS(SM)
------------------------------------------------------------
EQUITY LINKED SECURITIES





                              % ELKS(SM) BASED UPON
                            NASDAQ - 100 SHARES(SM)
                            DUE             , 2002





                               SALOMONSMITHBARNEY
                               ------------------
                    A member of citigroup [umbrella logo]

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES, NOR ARE THEY SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 25, 2001

                                                            SALOMON SMITH BARNEY
                                           A member of citigroup [umbrella logo]
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 1, 1997)

                       SALOMON SMITH BARNEY HOLDINGS INC.
                            EQUITY LINKED SECURITIES (ELKS(SM))
                          BASED UPON NASDAQ-100 SHARES
                           DUE                 , 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)
                            ------------------------

                                    GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in units of $10 or integral multiples thereof.

- A semi-annual coupon of $       in cash, composed of interest in the amount of
  $       and a partial payment of an option premium in the amount of $       ,
  payable on each of           , 2001 and           , 2002.

- Application will be made to list the ELKS on the American Stock Exchange under the symbol "EQJ".

                              PAYMENT AT MATURITY:

- You will receive at maturity for each ELKS either (1)        Nasdaq-100
  Shares(SM) (symbol "QQQ(SM)"), if the closing price of Nasdaq-100 Shares three trading days before maturity is less than the initial share price of $
  per share, or (2) $10 in cash, if the closing price of Nasdaq-100 Shares three trading days before maturity is greater than or equal to the initial share
  price of $       per share.

- As a result, if the closing price of Nasdaq-100 Shares three trading days
  prior to maturity is less than the initial share price of $       per share,
  the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third trading day before maturity of more than $10.

- Nasdaq-100 Shares represent interests in a trust holding the component securities of the Nasdaq-100 Index(R), in substantially the same weighting.

                 INVESTING IN THE ELKS INVOLVES CERTAIN RISKS.
         SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE S-6.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ELKS OR DETERMINED THAT THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The "Nasdaq-100(R)," "Nasdaq-100 Index(R)," "Nasdaq-100 Trust(SM)," "Nasdaq-100 Shares(SM)," "Nasdaq-100 Trading Stock(SM)," "QQQ(SM)" and "Nasdaq(R)" are trade and service marks of The Nasdaq Stock Market, Inc. and are licensed for use by Salomon Smith Barney Inc. The ELKS have not been passed on by The Nasdaq Stock Market, Inc. or its affiliates as to their legality or suitability. The ELKS are not issued, endorsed, sold or promoted in any way by The Nasdaq Stock Market, Inc. or its affiliates. The Nasdaq Stock Market, Inc. makes no warranties and bears no liability with the respect to the ELKS.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          PROCEEDS TO
                                                                                                         SALOMON SMITH
                                                     PUBLIC                   UNDERWRITING            BARNEY HOLDINGS INC.
                                                 OFFERING PRICE                 DISCOUNT               (BEFORE EXPENSES)
---------------------------------------------------------------------------------------------------------------------------------
     Per unit...........................             $10.00                        $                           $
---------------------------------------------------------------------------------------------------------------------------------
     Total..............................               $                           $                           $
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                            ------------------------

     Salomon Smith Barney Inc. expects to deliver the ELKS to purchasers on or
about           , 2001.

                              SALOMON SMITH BARNEY
            , 2001

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the Equity Linked Securities based upon Nasdaq-100 Shares(SM) ("ELKS(SM)"). You should carefully read the entire prospectus and prospectus supplement to fully understand the terms of the ELKS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS", which highlights certain risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS mature on
            , 2002 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, Salomon Smith Barney Holdings will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. You should refer to the section "Description of the ELKS -- Book-Entry System" in this prospectus supplement.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Nasdaq-100 Shares three trading days before maturity. You will not receive the benefit of an increase in the price of Nasdaq-100 Shares three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Nasdaq-100 Shares three trading days before maturity decreases below the initial share price.

WILL I RECEIVE INTEREST ON THE ELKS?

     A coupon of $     per ELKS will be paid in cash semi-annually on each of
            , 2001 and             , 2002. Each coupon will be composed of
$     of interest, at a rate of      % per annum, and a partial payment of an
option premium in the amount of $     .

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     We have designed the ELKS for investors who want to ensure that they receive a return greater than that expected for a fixed-rate conventional debt security of Salomon Smith Barney Holdings with a similar maturity if the price of Nasdaq-100 Shares does not decrease more than % from the date the ELKS are priced for initial sale to the public to the third trading day before maturity. At maturity, you will receive for each ELKS the maturity payment described below.

  Maturity Payment

     The maturity payment for each ELKS will equal either:

     - a number of Nasdaq-100 Shares equal to the exchange rate, if the closing price of Nasdaq-100 Shares on the third trading day before maturity is less than the initial share price (any fractional shares will be paid in cash), or

     - $10 in cash, if the closing price of Nasdaq-100 Shares on the third trading day before maturity is greater than or equal to the initial share price.

     As a result, if the closing price of Nasdaq-100 Shares on the third trading
day prior to maturity is less than the initial share price of $     per share,
the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third trading day before maturity of more than $10.

     The initial share price will equal the price per Nasdaq-100 Share at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the initial share price to you in the final prospectus supplement delivered to you in connection with sales of the ELKS.

     The exchange rate will equal      . In lieu of any fractional Nasdaq-100
Share otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional Nasdaq-100 Share, based on the closing price of Nasdaq-100 Shares on the third trading day before maturity.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Here are three examples of hypothetical maturity payment calculations:

     Example 1: The closing price of Nasdaq-100 Shares on the third trading day before maturity is greater than the initial share price.

     Hypothetical initial share price: $67 1/8 per share
     Hypothetical closing price: $70 per share
     Maturity payment: $10 per ELKS

     Example 2: The closing price of Nasdaq-100 Shares on the third trading day before maturity is equal to the initial share price.

     Hypothetical initial share price: $67 1/8 per share
     Hypothetical closing price: $67 1/8 per share
     Maturity payment: $10 per ELKS

     Example 3: The closing price of Nasdaq-100 Shares on the third trading day before maturity is less than the initial share price.

     Hypothetical initial share price: $67 1/8 per share
     Hypothetical closing price: $60 per share
     Hypothetical exchange rate: 0.148976
    Maturity payment: 0.148976 Nasdaq-100 Shares (the exchange rate) per ELKS
    having a market value    on the third trading day before maturity of $8.94

WHAT ARE THE NASDAQ-100 SHARES?

     Each Nasdaq-100 Share(SM) represents a unit of beneficial interest in the Nasdaq-100 Trust(SM), Series 1, a unit investment trust. The Nasdaq-100 Trust holds a portfolio of securities consisting of substantially all of the securities, in substantially the same weighting, as the component securities of the Nasdaq-100 Index(R). Although the investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index, the Nasdaq-100 Trust provides no assurance that this investment objective can be fully achieved. Nasdaq-100 Shares are listed on the American Stock Exchange under the symbol "QQQ".

WHO PUBLISHES THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market, Inc. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of September 29, 2000, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (41.33%), computer software/services (26.86%), telecommunications (19.61%), biotechnology (5.30%), services (3.19%), retail/wholesale trade (2.53%), health care (0.58%), manufacturing (0.52%) and transportation (0.08%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of September 29, 2000 were as follows: Cisco Systems, Inc. (6.70%), Microsoft Corporation (5.22%), Intel Corporation (4.67%), Oracle Corp. (4.42%) and JDS Uniphase (4.02%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq Stock Market as well as numerous market information services.

     Please note that an investment in the ELKS does not entitle you to any ownership or other interest in the stocks of the companies represented by Nasdaq-100 Shares or included in the Nasdaq-100 Index.

HOW HAVE NASDAQ-100 SHARES AND THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

     We have provided tables showing the high and low sale prices for the Nasdaq-100 Shares for each quarter since the first quarter of 1999 (when Nasdaq-100 Shares were first issued) and the closing values of the Nasdaq-100 Index on the last business day of each month from January 1989 to December 2000. You can find these tables in the sections "Nasdaq-100 Shares -- Historical Data on Nasdaq-100 Shares" and "Description of the Nasdaq-100 Index -- Historical Data on the Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Nasdaq-100 Shares and Index in recent years. However, past performance is not necessarily indicative of how Nasdaq-100 Shares and Index will perform in the future. You should also refer to the section "Risk Factors -- You will have no rights against the Nasdaq-100 Trust, the Nasdaq Stock Market or the issuers of the securities comprising the Nasdaq-100 Index even though the maturity payment on the ELKS is based on the price of Nasdaq-100 Shares" in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     For U.S. federal income tax purposes, you and Salomon Smith Barney Holdings agree to treat an ELKS as a grant by you of a put option to Salomon Smith Barney Holdings to sell to you Nasdaq-100 Shares at maturity. In addition, you and Salomon Smith Barney Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize a short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Nasdaq-100 Shares, you will not be subject to tax on the receipt of Nasdaq-100 Shares and the option premium payments, and your tax basis in the Nasdaq-100 Shares generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in the prospectus for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the ELKS on the AMEX under the symbol "EQJ". You should be aware that the listing of the ELKS on the AMEX will not necessarily ensure that a liquid trading market will be available for the ELKS.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Salomon Smith Barney Holdings' subsidiary, Salomon Smith Barney Inc., is the underwriter for the offering and sale of the ELKS. After the initial offering, Salomon Smith Barney Inc. and/or other broker-dealer affiliates of Salomon Smithy Barney Holdings intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Salomon Smith Barney Inc. will also act as calculation agent for the ELKS.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1995 are as follows:

                                                NINE
                                            MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------------------
                                                2000         1999    1998    1997    1996    1995
                                            -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........      1.35         1.46    1.11    1.17    1.37    1.20

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 will not be permitted to purchase or hold the ELKS. Employee benefit plans that are not subject to ERISA, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the ELKS. However, such plans will be deemed to have represented that their purchase or holding of the ELKS will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Salomon Smith Barney Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-4346), are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and (iii) Current Reports on Form 8-K filed on January 18, 2000, April 17, 2000, July 19, 2000, October 17, 2000 and January 17, 2001. You should refer to "The Company -- Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Nasdaq-100 Shares three trading days prior to maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Nasdaq-100 Shares, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE VALUE OF NASDAQ-100 SHARES DECLINES

     The amount of the maturity payment will depend on the market price of Nasdaq-100 Shares three trading days prior to maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at maturity the
market price of Nasdaq-100 Shares is less than $     per share, the value of
Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the price of Nasdaq-100 Shares exceeds the initial share price at one or more times during the life of the ELKS but is below the initial share price three trading days before maturity.

THE VALUE OF THE ELKS AT MATURITY WILL NOT EXCEED THEIR STATED PRINCIPAL AMOUNT

     Even though you will be subject to the risk of a decline in the price of Nasdaq-100 Shares, you will not participate in any appreciation in the price of Nasdaq-100 Shares. Your return on the ELKS will be limited to the coupon payable on the ELKS. If the closing price of Nasdaq-100 Shares three trading days prior
to maturity is significantly greater than the initial share price of $[     ]
per share, your return on the ELKS may be less than your return on a similar security that was directly linked to Nasdaq-100 Shares and allowed you to participate more fully in the appreciation of the price of Nasdaq-100 Shares.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The total coupon payable on the ELKS is $     in cash. As a result, if the
price of Nasdaq-100 Shares three trading days prior to maturity is less than
$     (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional, fixed-rate debt security of Salomon Smith Barney Holdings.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the ELKS in the secondary market will be affected by supply and demand for the ELKS, the value of Nasdaq-100 Shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     Nasdaq-100 Shares value. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Nasdaq-100
Shares changes from the initial share price of $     , which will in turn depend
on the change in value of the Nasdaq-100 Index. However, changes in the value of Nasdaq-100 Shares may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Nasdaq-100 Shares exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Nasdaq-100 Shares will continue to fluctuate until the maturity payment is determined. In addition, significant increases in the value of Nasdaq-100 Shares are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is limited to $10. If you choose to sell your ELKS when the price of Nasdaq-100 Shares is below the initial share price, you may receive less than the amount you originally invested.

     The value of Nasdaq-100 Shares will be influenced by the results of operations of the companies represented by Nasdaq-100 Shares and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segments of which any company underlying Nasdaq-100 Shares and the Nasdaq-100 Index are a part. Salomon Smith Barney Holdings' hedging activities in Nasdaq-100 Shares, the issuance of securities similar to the ELKS and other trading activities by Salomon Smith Barney Holdings, its affiliates and other market participants can also affect the price of Nasdaq-100 Shares.

     Volatility of the Value of Nasdaq-100 Shares. Volatility is the term used to describe the size and frequency of market fluctuations. Because the Nasdaq-100 Index is based on a limited number of underlying securities and largely concentrated in the technology sector, the value of Nasdaq-100 Shares may be subject to greater volatility. Prices of securities in the technology sector have been highly volatile in recent periods. See "Nasdaq-100
Shares -- Historical Data on Nasdaq-100 Shares" and "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index". If the volatility of Nasdaq-100 Shares and the Nasdaq-100 Index increases or decreases, the market value of the ELKS may decrease.

     Interest rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time remaining to maturity. As a result of a "time premium," the ELKS may trade at a value above that which would be expected based on the level of interest rates and the prices of the securities represented by Nasdaq-100 Shares the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of Nasdaq-100 Shares during the period prior to the maturity of the ELKS. However, as the time remaining to the maturity of the ELKS decreases, this time premium may decrease, decreasing the market value of the ELKS.

     Dividend yields. If dividend yields on the securities represented by Nasdaq-100 Shares increase, we expect that the value of the ELKS may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if dividend yields on the securities represented by Nasdaq-100 Shares decrease, the value of the ELKS may increase.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     Economic conditions and earnings performance of the companies represented by Nasdaq-100 Shares. The general economic conditions and earnings results of the companies represented by Nasdaq-100 Shares and real or anticipated changes in those conditions or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Nasdaq-100 Shares.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF NASDAQ-100 SHARES AND THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF NASDAQ-100 SHARES

     The historical price of Nasdaq-100 Shares and the historical value of the Nasdaq-100 Index are not indicators of the future performance of Nasdaq-100 Shares during the term of the ELKS. Changes in the value of Nasdaq-100 Shares will affect the trading price of the ELKS, but it is impossible to predict whether the value of Nasdaq-100 Shares will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST THE NASDAQ-100 TRUST, THE NASDAQ STOCK MARKET OR THE ISSUERS OF THE SECURITIES COMPRISING THE NASDAQ-100 INDEX EVEN THOUGH THE MATURITY PAYMENT ON THE ELKS IS BASED ON THE PRICE OF NASDAQ-100 SHARES

     You will have no rights against the Nasdaq-100 Trust, the Nasdaq Stock Market or the issuers of the securities comprising the Nasdaq-100 Index even though the market value of the ELKS and the maturity payment depend on the price of Nasdaq-100 Shares, which in turn depends on the value of the Nasdaq-100 Index and the market values of the securities underlying Nasdaq-100 Shares. The Nasdaq-100 Trust, the Nasdaq Stock Market and the issuers of securities underlying the Nasdaq-100 Index are not involved in any way in this offering and have no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Nasdaq-100 Shares or any of the securities underlying Nasdaq-100 Shares.

THE PRICE OF NASDAQ-100 SHARES AT MATURITY MAY NOT ACCURATELY REFLECT THE VALUE OF THE NASDAQ-100 INDEX

     Although the Nasdaq-100 Shares are generally intended to reflect the value of the Nasdaq-100 Index at maturity, the value of the Nasdaq-100 Shares you receive at maturity may not accurately reflect the value of the Nasdaq-100 Index. This is because it may not be possible for the Nasdaq-100 Trust to replicate and maintain exactly the composition of the securities underlying the Nasdaq-100 Index. In particular, there is a possibility that, from time to time, the Nasdaq-100 Trust will not be able to purchase all of the securities underlying the Nasdaq-100 Index. In certain circumstances, the Nasdaq-100 Trust may also be required to make distributions in excess of the yield performance of the securities underlying the Nasdaq-100 Index.

POSSIBLE SUSPENSION OF TRADING IN OR DELISTING OF NASDAQ-100 SHARES FROM THE AMERICAN STOCK EXCHANGE

     The Nasdaq-100 Shares are listed on the AMEX under the symbol "QQQ". Trading in the Nasdaq-100 Shares on the AMEX may be halted due to market conditions or in light of AMEX rules and procedures, for reasons that, in the view of the AMEX, make trading in the Nasdaq-100 Shares inadvisable. The Nasdaq-100 Shares may not always be listed or traded on the AMEX. Following the suspension of trading in or the delisting of Nasdaq-100 Shares from the AMEX, which could occur either before, on or after maturity of the ELKS, Nasdaq-100 Shares may not be relisted on any major U.S. exchange or any quotation medium operated by a national securities association.

     If, at maturity, the Nasdaq-100 Shares have been delisted without being relisted or trading in Nasdaq-100 Shares has been suspended without further action and the maturity payment is payable in Nasdaq-100 Shares, then Salomon Smith Barney Holdings will at maturity mandatorily exchange the principal amount of each ELKS into a number of shares of successor or substitute securities selected by Salomon Smith Barney Inc., as the calculation agent, equal to the value of Nasdaq-100 Shares that you would have otherwise received based on the closing value of the Nasdaq-100 Index three trading days before maturity.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     There is currently no secondary market for the ELKS. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Salomon Smith Barney Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Salomon Smith Barney Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICE OF NASDAQ-100 SHARES, YOUR MATURITY PAYMENT OR THE PRICE YOU RECEIVE IF YOU SELL YOUR ELKS MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell Nasdaq-100 Shares or derivative instruments relating to the Nasdaq-100 Index or the common stock of the issuers of the securities underlying Nasdaq-100 Shares for their own accounts in connection with their normal business practices. These transactions could affect the value of the Nasdaq-100 Index and the price of Nasdaq-100 Shares.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

THE PAYMENTS YOU RECEIVE ON THE ELKS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of ELKS may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE ELKS

     The following description of the particular terms of the ELKS offered by this prospectus supplement (referred to in the accompanying prospectus as the "Offered Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the prospectus. The following summary of the ELKS is qualified in its entirety by reference to the Senior Debt Indenture referred to in the prospectus.

GENERAL

     The Equity Linked Securities based upon Nasdaq-100 Shares (the "ELKS(SM)") are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying prospectus. The aggregate principal amount of ELKS issued
will be $          (     ELKS). The ELKS will mature on             , 2002, will
constitute part of the senior debt of Salomon Smith Barney Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS will be issued only in fully registered form and in denominations of $10 (per ELKS) and integral multiples thereof.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Nasdaq-100 Shares three trading days before maturity. You will not receive the benefit of an increase in the price of Nasdaq-100 Shares three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Nasdaq-100 Shares three trading days before maturity decreases below the initial share price.

     The "Trustee" under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Bank of New York Senior Debt Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the Senior Debt Indenture under which the ELKS will be issued.

COUPON

     Each ELKS will pay a coupon of $     in cash semi-annually on each Interest
Payment Date of             , 2001 and             , 2002. Each coupon will be
composed of $     of interest and a partial payment of an option premium in the
amount of $     . Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the coupon payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     The interest portion of the coupon will represent interest accruing at a
rate of      % per annum from             , 2001 or from the most recent
Interest Payment Date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day day months.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each ELKS ($10 principal amount) will equal either:

     - a number of Nasdaq-100 Shares equal to the Exchange Rate, if the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity is less than the Initial Share Price, or

     - $10 in cash, if the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity is greater than or equal to the Initial Share Price.

     As a result, if the Closing Price of Nasdaq-100 Shares on the third Trading
Day before maturity is less than the Initial Share Price of $     per share, the
value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third Trading Day before maturity of more than $10.

     In lieu of any fractional Nasdaq-100 Share otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional Nasdaq-100 Share, based on the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity. The number of full Nasdaq-100 Shares, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Closing Price" of Nasdaq-100 Shares on any date of determination will be the daily closing sale price or, if no closing sale price is reported, the last reported sale price of a Nasdaq-100 Share as reported on the AMEX. If Nasdaq-100 Shares are not quoted on the AMEX on that date of determination, the Closing Price will be the last reported sale price as reported in the composite transactions for the principal United States exchange on which Nasdaq-100 Shares are listed. If Nasdaq-100 Shares are not listed on a United States national or regional securities exchange, the Closing Price will be the last quoted bid price for Nasdaq-100 Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization. Upon the occurrence of certain events described in the section "-- Delisting or Suspension of Trading in the Nasdaq-100 Shares" below, the Closing Price will be calculated by substituting the relevant security for Nasdaq-100 Shares.

     The "Exchange Rate" will equal      .

     The "Initial Share Price" will equal the price per share of Nasdaq-100 Shares at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the Initial Share Price to you in the final prospectus supplement delivered to you in connection with sales of the ELKS.

     A "Trading Day" means a day on which (1) Nasdaq-100 Shares are not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business, (2) Nasdaq-100 Shares have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security and (3) a Market Disruption Event has not occurred.

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the calculation agent:

          (a) The suspension or material limitation of trading in 20% or more of the number of the underlying stocks which then comprise the Nasdaq-100 Index or any successor index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the AMEX, the Nasdaq Stock Market, or any other applicable organized U.S. exchange. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to AMEX Rule 117 (or any applicable rule or regulation enacted or promulgated by the Nasdaq Stock Market, any other self regulatory organization or the SEC of similar scope or as a replacement for Amex Rule 117, as determined by the calculation agent) will be considered "material."

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Nasdaq-100 Index or any successor index used by the Nasdaq-100 Trust or options on such futures contracts which are traded on any major U.S. exchange or (B) options contracts related to the Nasdaq-100 Index or any successor index which are traded on the Chicago Board Options Exchange or any other major U.S. exchange.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the number of the underlying stocks which then comprise the Nasdaq-100 Index or any successor index or in respect of futures contracts related to the Nasdaq-100 Index or any successor index, options on such futures contracts or options contracts related to the Nasdaq-100 Index or any successor index, in each case traded on any major U.S. exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) any suspension in trading in a futures or options contract on the Nasdaq-100 Index or any successor index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours. Under certain circumstances, the duties of Salomon Smith Barney Inc. as calculation agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney Inc. as an affiliate of Salomon Smith Barney Holdings.

DELISTING OR SUSPENSION OF TRADING IN THE NASDAQ-100 SHARES; TERMINATION OF THE NASDAQ-100 TRUST

     If Nasdaq-100 Shares are delisted from, or trading of the Nasdaq-100 Shares is suspended on, the AMEX, or the Nasdaq-100 Trust is terminated, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Shares (any such securities, "Successor Shares"), then at maturity you will receive Successor Shares equal to the value of the Nasdaq-100 Shares you would have otherwise received, as determined by the calculation agent, in its sole discretion. Upon any selection by the calculation agent of Successor Shares, the calculation agent will cause notice thereof to be furnished to the Trustee, who will provide notice thereof to the registered holders of the ELKS.

     If the Nasdaq-100 Shares are delisted from, or trading of the Nasdaq-100 Shares is suspended on, the AMEX, or the Nasdaq-100 Trust is terminated, and Successor Shares that the calculation agent determines to be comparable to the Nasdaq-100 Shares are not listed or approved for trading on a major U.S. exchange or market, you will receive at maturity a number of shares of successor or substitute securities selected by the calculation agent, in it sole discretion, equal to the value of the Nasdaq-100 Shares that you would have otherwise received.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the Calculation Agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of the beneficial owner of an ELKS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the ELKS plus an additional amount of accrued interest calculated as though the maturity date of the ELKS were the date of the commencement of such proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners thereof, from and after
the maturity date at the rate of      % per annum on the unpaid amount due, and
payable on such date in accordance with the terms of the ELKS through the date when payment of such amount has been made or duly provided for.

BOOK-ENTRY SYSTEM

     Upon issuance, all ELKS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the ELKS through the accounts that each such system maintains as a participant in DTC.

     DTC has advised Salomon Smith Barney Holdings as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, The American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with, a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     A further description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Description of Debt Securities -- Global Securities". DTC has confirmed to Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the ELKS will be made by Salomon Smith Barney Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Salomon Smith Barney Holdings in same-day funds so long as the ELKS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the ELKS will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining the Closing Price on the third Trading Day before maturity and the Maturity Payment and whether a Market Disruption Event has occurred. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                               NASDAQ-100 SHARES

     The Nasdaq-100 Trust(SM), Series 1, is a unit investment trust formed by Nasdaq-Amex Investment Product Services, Inc., a wholly owned subsidiary of The Nasdaq Stock Market, Inc. (the "Nasdaq-100 Trust" and such units of the Nasdaq-100 Trust, "Nasdaq-100 Shares"). The Nasdaq-100 Trust permits investors to purchase units of beneficial interest in the Nasdaq-100 Trust representing proportionate undivided interests in the portfolio of securities held by the Nasdaq-100 Trust, which consists of substantially all of the securities, in substantially the same weighting, as the component securities of the Nasdaq-100 Index(R). The Nasdaq-100 Shares are listed on the AMEX under the market symbol "QQQ".

     Although the investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index, the Nasdaq-100 Trust provides no assurance that this investment objective can be fully achieved. The value of the Nasdaq-100 Shares therefore may be more or may be less than the value of the Nasdaq-100 Index. You should refer to the section "Risk Factors -- The price of Nasdaq-100 Shares at maturity may not accurately reflect the value of the Nasdaq-100 Index" in this prospectus supplement.

     Copies of the Nasdaq-100 Trust's registration statements and other reports may be inspected and copied at offices of the SEC at the addresses listed under "Incorporation of Certain Documents by Reference".

HISTORICAL DATA ON NASDAQ-100 SHARES

     The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices for Nasdaq-100 Shares, as reported on the AMEX. The Nasdaq-100 Trust has not paid dividends on Nasdaq-100 Shares.

                                                              HIGH         LOW
                                                              ----         ---
1999
Quarter
  First (beginning March 10, 1999, the date Nasdaq-100
     Shares began trading)..................................  $ 53 161/256 48 207/256
  Second....................................................    57 161/256 49 1/2
  Third.....................................................    63 59/128  54 33/256
  Fourth....................................................    92 1/2     59 31/256
2000
Quarter
  First.....................................................   117 3/4     80 23/256
  Second....................................................   106 5/8     74 13/16
  Third.....................................................   102 5/8     86 11/16
  Fourth....................................................    86 3/4     55 47/64
2001
Quarter
  First (through January 24, 2001)..........................    67 39/64   53 7/16

     The closing price of Nasdaq-100 Shares on January 24, 2001 was 67 1/8.

     Holders of ELKS will not be entitled to any rights with respect to Nasdaq-100 Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

                      DESCRIPTION OF THE NASDAQ-100 INDEX

GENERAL

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of September 29, 2000, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (41.33%), computer software/services (26.86%), telecommunications (19.61%), biotechnology (5.30%), services (3.19%), retail/wholesale trade (2.53%), healthcare (0.58%), manufacturing (0.52%) and transportation (0.08%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of September 29, 2000 were as follows:
Cisco Systems, Inc. (6.70%), Microsoft Corporation (5.22%), Intel Corporation (4.67%), Oracle Corp. (4.42%) and JDS Uniphase (4.02%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq Stock Market as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are subject, in certain cases, to rebalancing to ensure that the relative weighting of the stocks in the Nasdaq-100 Index continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on the Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes. Please note that an investment in the ELKS does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

COMPUTATION OF THE NASDAQ-100 INDEX

  Underlying Stock Eligibility Criteria and Annual Ranking Review

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of the Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 100,000 shares per day;

          (5) the security must have "seasoned" on the Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25.0% of the issuers included in the Nasdaq-100 Index by market capitalization, then a one-year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on the Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq Stock Market within the next six months.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. without regard to the ELKS.

     The stocks in the Nasdaq-100 Index are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on the Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that the security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting these criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index which have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a stock in the Nasdaq-100 Index is no longer traded on the Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by the Nasdaq Stock Market with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The Nasdaq Stock Market has adopted the following quarterly scheduled weight adjustment procedures with respect to these changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, this change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all of these changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in these stocks. Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, the Nasdaq Stock Market adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

  Rebalancing of the Nasdaq-100 Index

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest stocks in the Nasdaq-100 Index from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, stocks in the Nasdaq-100 Index are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%). Such quarterly examination will result in an Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization underlying stock must be less than or equal to 24.0% and (2) the "collective weight" of those underlying stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest underlying stock in the Nasdaq-100 Index exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest underlying stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those stocks in the Index whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the underlying stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percentage weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the level of the Nasdaq-100 Index at the end of each month in the period from January 1989 through December 2000. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the ELKS may be. Any historical upward or downward trend in the level of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the ELKS.

                        1989    1990    1991    1992    1993    1994    1995    1996     1997      1998      1999      2000
                       ------  ------  ------  ------  ------  ------  ------  ------  --------  --------  --------  --------
January..............  186.47  201.94  232.43  338.32  370.56  413.99  405.33  591.82    921.55  1,071.13  2,127.19  3,570.05
February.............  183.79  207.92  250.12  345.88  351.14  412.17  432.50  622.83    850.46  1,194.13  1,925.28  4,266.94
March................  185.87  213.15  264.91  323.05  359.42  382.96  447.15  609.69    797.06  1,220.66  2,106.39  4,397.84
April................  200.47  205.82  263.66  307.86  339.95  373.25  469.56  666.73    874.74  1,248.12  2,136.39  3,773.18
May..................  214.55  236.15  279.00  315.30  368.11  378.85  488.10  692.39    958.85  1,192.07  2,089.70  3,324.08
June.................  204.59  238.46  254.20  301.23  366.13  360.30  538.03  677.30    957.30  1,337.34  2,296.77  3,763.79
July.................  214.28  223.39  272.16  310.90  352.87  370.16  568.88  636.01  1,107.03  1,377.26  2,770.93  3,609.35
August...............  222.01  193.62  287.41  299.26  372.65  397.90  576.77  663.57  1,074.17  1,140.34  2,396.87  4,077.59
September............  226.42  177.06  287.54  313.19  382.72  393.85  585.08  737.58  1,097.17  1,345.48  2,407.90  3,570.61
October..............  222.62  172.56  292.51  329.16  390.99  413.05  598.78  751.99  1,019.62  1,400.52  2,637.44  3,282.30
November.............  224.45  192.66  284.79  350.96  386.76  404.82  593.72  834.01  1,050.51  1,557.90  2,966.71  2,506.54
December.............  223.84  200.53  330.86  360.19  398.28  404.27  576.23  821.36    990.80  1,836.01  3,707.83  2,341.70

     The following graph sets forth the historical performance of the Nasdaq-100 Index at the end of each month, in the period from January 1989 through December 2000. Past movements of the Nasdaq-100 Index are not necessarily indicative of the future Nasdaq-100 Index values. On January 24, 2001, the Closing Value of the Nasdaq-100 Index was 2,726.45.

     [Bar graph showing the level of the Nasdaq - 100 Index at the end of each month, in the period from January 1989 through December 2000.]

     The preceding graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels or variable returns applicable to the ELKS.

LICENSE AGREEMENT

     Salomon Smith Barney Inc. has entered into a non-exclusive license agreement with the Nasdaq Stock Market providing for the license, in exchange for a fee, of the right to use indices owned and published by the Nasdaq Stock Market in connection with certain securities, including the ELKS.

     The license agreement provides that the following language must be stated in this pricing supplement.

          The ELKS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the ELKS. The Corporations make no representation or warranty, express or implied to the owners of the ELKS or any member of the public regarding the advisability of investing in securities generally or in the ELKS particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Salomon Smith Barney Inc. and its affiliates (the "Licensee") is in the licensing of the "Nasdaq-100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the ELKS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the ELKS into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ELKS to be issued or in the determination or calculation of the equation by which the ELKS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the ELKS.

          Nasdaq-100(R), Nasdaq-100 Index(R), Nasdaq-100 Trust(SM), Nasdaq-100 Shares(SM), QQQ(SM) and Nasdaq(R) are trade or service marks of the Nasdaq Stock Market, Inc. (which with its affiliates are the Corporations) and are licensed for use by the Licensee.

          THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE ELKS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this pricing supplement regarding the Nasdaq-100 Index(R), including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Nasdaq Stock Market. Neither Salomon Smith Barney Holdings nor Salomon Smith Barney Inc. assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, the Nasdaq-100 Shares as capital assets.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, Salomon Smith Barney Holdings and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Salomon Smith Barney Holdings of a put option on the Nasdaq-100 Shares, under the terms of which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash to assure the fulfillment of the holder's purchase obligation described in clause (d) below, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Salomon Smith Barney Holdings will be obligated to pay an option premium to the holder in consideration for granting the put option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Nasdaq-100 Shares, then such cash deposit less a portion thereof equal to the option premium payments, unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's purchase obligation under the put option, and Salomon Smith Barney Holdings will deliver to the holder the number of Nasdaq-100 Shares that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Nasdaq-100 Shares, Salomon Smith Barney Holdings will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the ELKS, but instead will be commingled with Salomon Smith Barney Holdings other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below.

     Taxation of Interest Payments. Under the above characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder's method of accounting.

     Taxation of Option Premium Payments. Under the above characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

     Taxation of Retirement of an ELKS for Cash. Under the above characterization of the ELKS, if at maturity pursuant to the terms of an ELKS Salomon Smith Barney Holdings pays the ELKS in cash, and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then a U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the return of the cash deposit, and (iii) will recognize short-term capital gain equal to the entire amount of the option premium, which amount is equal to the sum of the first and second option premium payments.

     Taxation of Retirement of an ELKS for Nasdaq-100 Shares. Under the above characterization of the ELKS, if at maturity under the terms of an ELKS Salomon Smith Barney Holdings delivers the appropriate number of Nasdaq-100 Shares pursuant to the U.S. Holder's purchase obligation under the put option and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of the Nasdaq-100 Shares by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and (iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such Nasdaq-100 Shares equal to the U.S. Holder's original cost for the ELKS in exchange for which such U.S. Holder received such Nasdaq-100 Shares less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder's holding period for the Nasdaq-100 Shares received will begin on the day following the receipt of such Nasdaq-100 Shares.

     Taxation of Sale or other Taxable Disposition of an ELKS. Under the above characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and
(y) such U.S. Holder's adjusted tax basis in the ELKS. A U.S. Holder's adjusted tax basis in an ELKS generally will equal such U.S. Holder's cost for that ELKS.

     Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Salomon Smith Barney Holdings believes that the ELKS should not be characterized for federal tax purposes as debt instruments and should not be subject to the Contingent Debt Regulations, because the ELKS are payable by the delivery of Nasdaq-100 Shares and provide economic returns that are indexed to the performance of the Nasdaq-100 Shares if the Closing Price of the Nasdaq-100 Shares three Trading Days before maturity is less than the Initial Share Price, and because the ELKS offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Salomon Smith Barney Holdings believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as a grant of a put option by the holders in respect of which holders have deposited a fixed amount of cash with Salomon Smith Barney Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to
include in income each year an accrual of interest at the annual rate of      %
(the "comparable yield" which will equal the interest paid on the ELKS), regardless of the U.S. Holder's method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of the Nasdaq-100 Shares, rather than capital gain or loss on the ultimate sale of such stock, and (iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

     Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder's income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder's income even in a case where the ELKS is retired for Nasdaq-100 Shares. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder's investment in the ELKS that constitutes income.

NON-UNITED STATES PERSONS

     In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding at a rate of 31% on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, Salomon Smith Barney Inc., as underwriter, has agreed to purchase from Salomon Smith Barney Holdings, and Salomon Smith Barney Holdings
has agreed to sell to Salomon Smith Barney Inc., $          principal amount of
ELKS (          ELKS).

     The underwriting agreement provides that the obligation of Salomon Smith Barney Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. Salomon Smith Barney Inc. is obligated to purchase all of the ELKS if it purchases any ELKS.

     Salomon Smith Barney Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public
offering price less a concession not in excess of $          per ELKS. Salomon
Smith Barney Inc. may allow, and such dealers may reallow, a concession not in
excess of $          per ELKS on sales to certain other dealers. If all of the
ELKS are not sold at the initial offering price, Salomon Smith Barney Inc. may change the public offering price and the other selling terms.

     Salomon Smith Barney Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Salomon Smith Barney Holdings, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or such substantially similar securities. Salomon Smith Barney Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Salomon Smith Barney Holdings will indemnify Salomon Smith Barney Inc. against certain liabilities under the Securities Act of 1933, and will make certain contributions in respect thereof, or will contribute to payments that Salomon Smith Barney Inc. may be required to make in respect of any of those liabilities and will reimburse Salomon Smith Barney Inc. for certain legal and other expenses.

     Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations among Salomon Smith Barney Holdings and Salomon Smith Barney Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Salomon Smith Barney Inc. or that an active trading market in the ELKS will develop and continue after this offering.

     Salomon Smith Barney Holdings will apply to list the ELKS on the AMEX under the symbol "EQJ".

     In connection with the offering, Salomon Smith Barney Inc., as the underwriter, may purchase and sell ELKS, Nasdaq-100 Shares and the common stocks comprising the Nasdaq-100 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of certain bids or purchases of ELKS or common stock made for the purpose of preventing or retarding a decline in the market price of the ELKS or common stock while the offering is in progress. These activities may cause the price of the ELKS to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     Salomon Smith Barney Inc. is an indirect wholly owned subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering is being made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offering by an affiliate of the securities of its parent.

     This prospectus supplement and accompanying prospectus may be used by Salomon Smith Barney Holdings, Salomon Smith Barney Inc. or other affiliates of Salomon Smith Barney Holdings in connection with offers and sales of the ELKS (subject to obtaining any necessary approval of the AMEX for any such offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any such entity may act as principal or agent in such transactions. No such entity is obligated to make a market in the ELKS and any such entity may discontinue any market making at any time without notice, at its sole discretion. There can be no assurance of the liquidity or existence of a secondary market for any ELKS.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the ELKS, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA (an "ERISA Plan"). Any plan that is subject to Section 4975(e)(1) of the Internal Revenue Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the ELKS, that such purchase, acquisition, holding and subsequent disposition of such ELKS and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq. Ms. Engel, Deputy General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

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  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-5
Risk Factors Relating to the ELKS.....   S-6
Description of the ELKS...............  S-10
Nasdaq-100 Shares.....................  S-14
Description of the Nasdaq-100 Index...  S-15
Certain United States Federal Income
  Tax Considerations..................  S-19
Underwriting..........................  S-23
ERISA Matters.........................  S-24
Legal Matters.........................  S-24

                 PROSPECTUS
Prospectus Summary....................     2
The Company...........................     6
Ratio of Earnings to Fixed Charges....     6
The Offered Securities................     6
Description of Debt Securities........     7
Description of Index Warrants.........    15
Limitations on Issuance of Bearer
  Securities and Bearer Warrants......    19
European Monetary Union...............    20
Use of Proceeds and Hedging...........    21
Plan of Distribution..................    21
ERISA Matters.........................    23
Experts...............................    24
Legal Matters.........................    24
Available Information.................    25
Incorporation of Certain Documents by
  Reference...........................    25

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                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                         EQUITY LINKED SECURITIES (ELKS(SM))

                        BASED UPON NASDAQ-100 SHARES(SM)
                              DUE          , 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)
                                  ------------
                             PROSPECTUS SUPPLEMENT

                                        , 2001
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 1, 1997)

                                  ------------
                              SALOMON SMITH BARNEY
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